EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                     MICROS SYSTEMS, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                for the years ended June 30, 1999, 1998 and 1997
                     (in thousands, except per share data)

The following table has been retroactively restated to reflect a two-for-one stock split, effected in the form of a stock dividend, paid June 23, 1998:


                                                                 1999        1998        1997
                                                             ----------- -----------   --------
     Weighted-average number of common shares                    16,140      16,027      15,918
     Dilutive effect of outstanding stock options                   894         663         183
                                                                    ---         ---         ---
     Weighted-average number of common and common
       equivalent shares outstanding                             17,034      16,690      16,101
                                                                 ======      ======      ======
     Net income                                                 $27,294     $19,641     $16,332
                                                                =======     =======     =======
     Basic net income per common share                            $1.69       $1.23       $1.03
                                                                  =====       =====       =====
     Diluted net income per common share                          $1.60       $1.18       $1.01
                                                                  =====       =====       =====